Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

Dated as of July 2, 2008

Between

Cellu Tissue Holdings, Inc., as Buyer

and

Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation, as Sellers

	3.20.	Product Warranties; Defects; Liability	17

	3.21.	No Brokers	17

	3.22.	Insurance	17

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		17

	4.1.	Organization	17

	4.2.	Power and Authorization	17

	4.3.	Authorization of Governmental Authorities	18

	4.4.	Noncontravention	18

	4.5.	No Brokers	18

	4.6.	No Other Information	18

5.	COVENANTS		19

	5.1.	Consents	19

	5.2.	Transaction Expenses	19

	5.3.	Confidentiality	19

	5.4.	Publicity	20

	5.5.	Employment	20

	5.6.	Benefit Plans	20

	5.7.	Transfer of Certain Funds Received Post-Closing	21

	5.8.	Prohibition on the Use of Name	21

	5.9.	Insurance	21

	5.10.	Further Assurances	21

6.	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING		21

	6.1.	Representations and Warranties	21

	6.2.	Performance	22

	6.3.	Compliance Certificate	22

	6.4.	No Material Adverse Change	22

	6.5.	Qualifications	22

	6.6.	Absence of Litigation	22

	6.7.	Consents, etc.	22

	6.8.	Legal Opinion	22

	6.9.	FIRPTA Certificate	22

	6.10.	Proceedings and Documents	23

	6.11.	Ancillary Agreements	23

	6.12.	Guaranty Agreements	23

	6.13.	Support Agreements	23

	6.14.	Financing	23

	6.15.	Allocation Statement	23

	6.16.	Release of Liens	23

7.	CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING		23

	7.1.	Representations and Warranties	23

	7.2.	Performance	23

	7.3.	Compliance Certificate	23

	7.4.	Qualifications	24

	7.5.	Absence of Litigation	24

	7.6.	Proceedings and Documents	24

	7.7.	Ancillary Agreements	24

	7.8.	Allocation Statement	24

8.	INDEMNIFICATION		24

	8.1.	Indemnification by the Sellers	24

	8.2.	Indemnity by the Buyer	25

	8.3.	Time for Claims	26

	8.4.	Third Party Claims	26

9.	TAX MATTERS		29

	9.1.	Tax Indemnification	29

	9.2.	Tax Sharing Agreements	29

	9.3.	Certain Taxes and Fees	29

	9.4.	Rev. Proc. 2004-53	29

	9.5.	Cooperation on Tax Matters	29

	9.6.	Georgia Tax Credits	30

10.	MISCELLANEOUS		30

	10.1.	Notices	30

	10.2.	Succession and Assignment; No Third-Party Beneficiary	31

	10.3.	Amendments and Waivers	30

10.4.	Provisions Concerning Sellers’ Representative	32

10.5.	Entire Agreement	33

10.6.	Schedules; Listed Documents, etc.	33

10.7.	Counterparts	33

10.8.	Severability	33

10.9.	Headings	33

10.10.	Construction	33

10.11.	Governing Law	34

10.12.	Jurisdiction; Venue; Service of Process	34

10.13.	Specific Performance	34

10.14.	Waiver of Jury Trial	35

10.15.	Certain Rules of Construction	35

APPENDICES

A	Certain Defined Terms
B	Certain Defined Terms
C	Certain Retained Assets

EXHIBITS

2.2	Form of Note
2.5.1	Balance Sheet and Working Capital Methodology
2.6	Purchase Price Allocation
3.5	Purchased Business Financial Statements
6.8	Form of Legal Opinion
I-1	Form of Escrow Agreement
I-2	Form of Hauppauge Lease – Kennedy Drive
I-3	Form of New York Lease – Gilpin
I-4	Form of Thomaston Lease
I-5	Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement
I-6	Form of Guaranty Agreement
I-7	Form of Support Agreement
I-8	List of Personal Belongings Being Retained by Gabbay Family

SCHEDULES

I-A-1	Acquired Assets
I-A-2	Transferred Contracts
I-A-3	Transferred Leases

v

I-A-4	Tangible Personal Property
I-A-5	Transferred Plans
I-A-6	Transferred Insurance
I-B-1	Retained Assets
I-B-2	Retained Automobiles
I-C	Assumed Liabilities
I-D	Excluded Liabilities
3.1	Organization
3.3	Authorization of Governmental Authorities
3.4	Noncontravention
3.5	Compliance with GAAP
3.6	Absence of Certain Developments
3.7	Encumbrances on Acquired Assets
3.7.2	Assets Owned by Individual Owners or Affiliates
3.7.4	Document Retention Policy of Sellers
3.8	Accounts Receivable
3.9	Real Property
3.11	Intellectual Property
3.12.1	Permits
3.12.2	Exceptions to Permits
3.14	Environmental Matters
3.15	Contracts
3.16	Affiliate Transactions
3.17	Customers and Suppliers
3.18	Employees
3.19.1	Litigation
3.19.2	Governmental Orders
3.20	Product Warranties, Defects; Liability
3.22	Insurance
5.5	Offer Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated as of July 2, 2008 (as amended or otherwise modified, this “Agreement”) is between Cellu Tissue Holdings, Inc., a Delaware corporation (the “Buyer”), and Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation, as Sellers (each a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers own and operate a business manufacturing, distributing, and marketing a broad line of hygienic tissue, polystyrene foam plates, aluminum foil, and plastic food wrap products for the at-home and away-from-home markets (the “Business”); and

WHEREAS, the Sellers wish to sell and assign to the Buyer, and the Buyer wishes to purchase and assume from the Sellers, certain assets and liabilities specified herein which relate to such business, all on the terms and conditions set forth in this Agreement; and

WHEREAS, Yahya Gabbay, Helen Gabbay, Shaun Gabbay, Egal Gabbay and Dan Gabbay, as the owners of the Sellers (the “Individual Owners”), are on this day each executing and delivering to the Buyer a Support Agreement and a Guaranty Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer and the Sellers hereby agree as follows:

1.          DEFINITIONS.

Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in Appendix A.

2.          PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES.

2.1.          The Purchase and Sale; Assignment and Assumption.

2.1.1             Purchase and Sale.  Upon the terms and subject to the conditions contained herein, at the Closing, the Sellers will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Sellers, the Acquired Assets, free and clear of any Encumbrances except for Permitted Encumbrances, in exchange for the payment of the Purchase Price and the assumption by the Buyer of the Assumed Liabilities.

2.1.2             Retained Assets.  The Retained Assets shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder and, to the extent in existence on the Closing Date, shall be retained by the Sellers.

2.1.3             Assumed Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, the Buyer will assume, effective as of the Closing, the Assumed Liabilities.

2.1.4             Excluded Liabilities.  The Buyer will not assume or perform any Liabilities of any of the Sellers not specifically assumed by the Buyer under Section 2.1.3, and the Sellers shall retain and satisfy, and perform as and when due, all Excluded Liabilities.

2.2.          Purchase Price.  The aggregate consideration payable by Buyer to the Sellers for the Acquired Assets shall be (i) the assumption of the Assumed Liabilities by the Buyer, (ii) $61,700,000.00 in cash (subject to adjustment pursuant to Section 2.5) (the “Cash Purchase Price”) which such amount shall be paid to the Sellers in accordance with the instructions delivered under Section 2.4(a)(ii) and (iii) one note in the form attached as Exhibit 2.2 with an aggregate principal amount of $6,300,000.00 which shall be issued to Atlantic Paper & Foil Corp. of N.Y. (the “Note” and, together with the Cash Purchase Price, the “Purchase Price”).

2.3.          The Closing.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place on the date hereof at the offices of Ropes & Gray LLP in New York, New York.

2.4.          Closing Deliveries.  The parties shall take the actions set forth in this Section 2.4 at the Closing.

(a)        The Buyer will deliver (i) to the Escrow Agent, $1,500,000 by wire transfer of immediately available federal funds to the account designated in the Escrow Agreement for purposes of satisfying amounts owed to the Buyer Indemnified Parties pursuant to Section 8.1 (the “Indemnity Escrow Account”), (ii) to the Sellers, (A) the Cash Purchase Price, less the aggregate amount delivered to the Escrow Agent per clause (i) by wire transfer of immediately available federal funds to the accounts designated in writing to the Buyer not fewer than two Business Days prior to the scheduled Closing Date and (iii) the Note.

(b)        The Buyer and the Sellers will execute one or more bills of sale, in a form reasonably acceptable to the parties, with respect to all personal property included in the Acquired Assets.

(c)        The Buyer and the Sellers will execute an Assignment of Trademarks in a form registrable or recordable in the United States Patent and Trademark Office or applicable foreign offices to the extent necessary to assign the trademarks included in the Acquired Assets in a form reasonably acceptable to the parties.

(d)        The parties shall execute such other instruments as shall be reasonably requested by the Buyer to vest in the Buyer title in and to the Acquired Assets, in accordance with the provisions hereof.

(e)        The Buyer and the Sellers will execute an instrument of assumption in a form reasonably acceptable to the parties with respect to the Assumed Liabilities.

(f)         The parties will deliver the various certificates, instruments and documents required of each of them under Sections 6 and 7.

(g)        The Sellers shall deliver to Buyer a letter, in form and substance reasonably satisfactory to Buyer, signed by Ocean Associates in which Ocean Associates acknowledges and agrees that the Buyer and its Affiliates have and shall have no liability to Ocean Associates whatsoever with respect to any liability that any of the Sellers may have to Ocean Associates and that Ocean Associates has no rights whatsoever to any equipment or other asset included in the Acquired Assets.

(h)        The Sellers shall deliver to the Buyer originals or copies of all books and records relating to the Acquired Assets.  For the avoidance of doubt, such books and records shall not include all corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax records of the Sellers, and such other books and records as pertain only to the organization, existence, share capitalization or debt financing of the Sellers.

2.5.          Working Capital Adjustment.

2.5.1             Estimated Balance Sheet, Estimated Working Capital.  The Sellers acknowledge and confirm that prior to the Closing Date they have, in good faith, prepared or caused to be prepared, and provided to the Buyer an estimated consolidated balance sheet of the Purchased Business as of the Closing Date (the “Estimated Balance Sheet”), together with a written statement setting forth in reasonable detail their estimate of the Working Capital on the Closing Date as reflected on the Closing Balance Sheet (the “Estimated Working Capital Statement”).  The Sellers acknowledge and confirm that the Estimated Balance Sheet and the Estimated Working Capital Statement were prepared in accordance with GAAP and in accordance with the methodology set forth on Exhibit 2.5.1, provided, that, in the event of a conflict between GAAP and the methodology set forth on Exhibit 2.5.1, the methodology set forth on Exhibit 2.5.1 shall control (collectively, the “Accounting Principles”).  If the Estimated Working Capital exceeds the Working Capital Target, then the Cash Purchase Price to be delivered by the Buyer to the Sellers at the Closing pursuant to Section 2.2 will be increased by such excess.  If the Estimated Working Capital is less than the Working Capital Target, then the Cash Purchase Price to be delivered by the Buyer to the Sellers at the Closing pursuant to Section 2.2 will be decreased by such shortfall.

2.5.2             Closing Balance Sheet and Closing Working Capital.  Within ninety calendar days after the Closing Date, the Buyer will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Purchased Business as of the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital on the Closing Date as reflected on the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement will be prepared in accordance with the Accounting Principles.  The Sellers’ Representative and the Sellers’ professional advisors shall have reasonable access to all documentation reasonably requested by them from the Buyer in order to review the

Closing Balance Sheet and the Closing Working Capital Statement, including the work papers used by the Buyer in the preparation of the Closing Balance Sheet and the Closing Working Capital Statement.

2.5.3             Dispute Notice.  The Closing Balance Sheet and the Closing Working Capital Statement, and the determination of Working Capital thereon, will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to the Buyer no later than the twentieth Business Day after delivery of the Closing Balance Sheet and the Closing Working Capital Statement setting forth in reasonable detail any item on the Closing Balance Sheet and/or the Closing Working Capital Statement which the Sellers’ Representative believes has not been prepared in accordance with the Accounting Principles and the correct amount of such item in accordance with the Accounting Principles; provided, however, that such twenty Business Day period shall be extended by one business day for each business day after delivery of the Closing Balance Sheet and the Closing Working Capital Statement by Buyer to the Sellers’ Representative during which Buyer denies the Sellers’ Representative or his professional advisors reasonable access to documentation reasonably requested by them from the Buyer in order to review the Closing Balance Sheet and the Closing Working Capital Statement pursuant the Sellers’ Representatives rights under Section 2.5.2 and this Section 2.5.3.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

2.5.4             Resolution of Disputes.  The Buyer and the Sellers’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith.  If the Buyer and the Sellers’ Representative shall not have resolved the matters raised in the Dispute Notice within twenty Business Days after delivery of the Dispute Notice, either the Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit the disputed items to Grant Thornton LLP or, if such firm is unable or unwilling to serve, another nationally recognized independent accounting firm chosen jointly by the Buyer and the Sellers’ Representative (the “Referee”).  The Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles, but within the positions taken by the Closing Balance Sheet and/or Closing Working Capital Statement and the Dispute Notice.  The Referee shall allocate its costs and expenses, and the reasonable legal and accounting costs and expenses of the Buyer and the Sellers’ Representative, between the Buyer and the Sellers based upon the percentage of the contested amount submitted to the Referee that is ultimately awarded to each of the Buyer and the Sellers such that each of the Buyer and the Sellers bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the other.  For example, if the Sellers claim Working Capital is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $500 of the amount claimed by the Sellers, and if the Referee ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the applicable costs and expenses shall be allocated 60% (i.e. 300/500) to the Buyer and 40% (i.e. 200/500) to the Sellers.  The decision of the Referee with respect to the items of the Closing Balance Sheet and the Closing Working Capital Statement submitted to it will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty Business Days after selection of the Referee.

2.5.5                                       Purchase Price Adjustment.  Promptly, and in any event no later than the fifth Business Day after final determination of the Working Capital in accordance with Section 2.5, all payments under this Section 2.5.5 shall be made by wire transfer in immediately available funds, provided that, if a Dispute Notice is delivered pursuant to Section 2.5.3, any portion of the purchase price adjustment which is not in dispute shall be paid promptly after the delivery of such Dispute Notice, and in any event no later than the fifth Business Day after such delivery.

(a)                         If the Final Working Capital exceeds the Estimated Working Capital, then the Buyer will pay an amount equal to such excess to the Sellers.

(b)                        If the Final Working Capital is less than the Estimated Working Capital, then the Sellers shall pay to the Buyer an amount equal to such shortfall.

2.5.6                                       Right to Set-off Against the Note.  In the event that the Sellers do not pay to the Buyer any amount required by Section 2.5.5 within the required time specified therein, the Buyer may elect, in its sole discretion, in lieu of receiving such amount in cash, to reduce its remaining payment obligations under one or more of the Subordinated Notes by an amount equal in the aggregate for all Subordinated Notes to such amount (provided that any such offset shall be made against all Subordinated Notes pro rata based on their respective outstanding principal amounts at the time of such offset).  In such event, the Buyer shall also be (x) entitled to repayment of any and all interest that has accrued and been paid on an amount of principal of the Subordinated Notes equal in the aggregate to such amount from the date of issuance of the Note until the date of satisfaction of such amount, and the Buyer may, in its sole discretion, elect to satisfy such repayment obligation by either further reducing future its future payment obligations under one or more of the Subordinated Notes in an amount equal in the aggregate for all Subordinated Notes to the amount of such interest or requiring the Sellers to pay back to the Buyer all such interest in cash and (y) relieved of the obligation to pay any and all interest that has accrued but not yet been paid on an amount of principal of the Subordinated Notes equal in the aggregate to such amount from the date of issuance of the Note until the date of satisfaction of such amount.  The Buyer may elect, in its sole discretion, to exercise its set-off rights under this Section 2.5.6 against the principal or interest of the Subordinated Notes or any combination thereof (provided that it makes the same election as to all Subordinated Notes and that any such offset shall be made against all Subordinated Notes pro rata based on their respective outstanding principal amounts at the time of such offset).  This Section 2.5.6 shall not in any way limit the remedies available to the Buyer should the Sellers breach their obligations under Section 2.5.5.  The term “Subordinated Notes” shall mean one or more subordinated notes, in the form of the Note, which may be issued in respect of any permitted transfer or assignment of the Note or any Subordinated Note.  It is expressly acknowledged and agreed that the Note is the only Subordinated Note being issued or required to be issued at the Closing.

2.6.                              Allocation of Purchase Price.  Set forth as Exhibit 2.6 hereto is the allocation of the Purchase Price with respect to the Acquired Assets consisting of property, plant and equipment (“PP&E”) proposed by the Sellers (the “Sellers’ Proposed Allocation”).  Following the Closing, the Buyer shall engage, at its expense, a third party accounting, investment banking or valuation firm of national or regional reputation to perform an appraisal with respect to the PP&E included in the Acquired Assets (such appraisal, the “Buyer’s Third Party Appraisal”) so as to permit the Buyer and its Affiliates to prepare financial statements in accordance with Financial Accounting Standard Board Statement No. 141 (Business Combinations) and United Stated Generally Accepted Accounting Principles.  The parties agree that such Buyer’s Third Party Appraisal shall be performed by BDO Seidman, LLP, or an affiliate thereof, provided the Buyer is able to engage such firm for such work on reasonable terms and that the Buyer may not engage a different firm unless (x) BDO Seidman, LLP and/or such affiliate (as the case may be) declines the engagement or requires terms and conditions for the engagement which are commercially unreasonable or not customary for engagements of this type or (y) another firm offers to perform the work on substantially better terms than BDO Seidman, LLP and/or such affiliate (as the case may be).  The Buyer shall use commercially reasonable efforts to cause the Buyer’s Third Party Appraisal to be completed within 30 calendar days following the Closing Date and shall provide a copy of any written materials provided to the Buyer pursuant to the appraisal engagement by the firm engaged to perform the appraisal, including the final Buyer’s Third Party Appraisal, to the Sellers’ Representative within a reasonable period of time (not to exceed two Business Days) after its receipt by the Buyer, provided that the Sellers’ Representative has provided to the firm who prepared such materials all access letters and/or waivers reasonably requested by such firm as a condition thereto.  If such final Buyer’s Third Party Appraisal indicates that the aggregate appraised value of the PP&E included in the Acquired Assets (the “Covered Assets”) is greater than the value assigned thereto in the Sellers’ Proposed Allocation, then the Sellers’ Representative shall have a period of three Business Days after its receipt of such final Buyer’s Third Party Appraisal to notify the Buyer in writing of the Sellers’ Representative’s determination to engage, at the Sellers’ own expense, a different third party accounting, investment banking or valuation firm of comparable reputation and qualifications as the firm who prepared the Buyer’s Third Party Appraisal to perform a separate appraisal of the Covered Assets (such appraisal, the “Sellers’ Third Party Appraisal”). Both the Buyer’s Third Party Appraisal and the Sellers’ Third Party Appraisal shall be required to be rendered in writing.  The Sellers’ Representative shall use commercially reasonable efforts to cause the Sellers’ Third Party Appraisal to be completed within 30 calendar days following the date on which the Sellers’ Representative’s notification above is delivered to the Buyer and shall provide a copy of any written materials provided to the Seller’s Representative pursuant to the appraisal engagement by the firm engaged to perform the appraisal, including the final Sellers’ Third Party Appraisal, to the Buyer within a reasonable period of time (not to exceed two Business Days) after its receipt by the Sellers’ Representative, provided that the Buyer has provided to the firm who prepared such materials all access letters and/or waivers reasonably requested by such firm as a condition thereto, and in connection therewith the Buyer will give reasonable access to the PP&E included in the Acquired Assets to the firm engaged to perform the Seller’s Third Party Appraisal solely to the extent necessary to perform such appraisal.  The Sellers’ Representative shall then have the right to designate by written notice to the Buyer either the Buyer’s Third Party Appraisal or the Sellers’ Third Party Appraisal as the governing appraisal (the “Designated Appraisal”) no later than three Business Days after the Sellers’ Representative’s receipt of the Sellers’ Third Party Appraisal from the firm who prepared such appraisal, whereupon the Buyer and the Sellers shall, and shall cause their respective Affiliates and equity holders to, file all Tax Returns and take positions in all Tax proceedings in a manner consistent with the information contained in the Designated Appraisal.  In the event that the Sellers’ Representative fails to engage its own appraiser within the period described above, fails to deliver the final Sellers’ Third Party Appraisal to the Buyer within the time period described above or fails to designate one of the appraisals as the Designated Appraisal within the period described above, the Buyer’s Third Party Appraisal shall irrevocably be deemed to be the Designated Appraisal hereunder.  In the event that the Buyer fails to engage its own appraiser within the period described above or fails to deliver the final Buyer’s Third Party Appraisal to the Buyer within the time period described above, the Sellers’ Proposed Allocation shall irrevocably be deemed to be the Designated Appraisal hereunder.  In the event that the final Buyer’s Third Party Appraisal indicates that the appraised value of the Covered Assets is less than or equal to the value assigned thereto in the Sellers’ Proposed Allocation, then the Buyer’s Third Party Appraisal shall irrevocably be deemed to be the Designated Appraisal hereunder.  Notwithstanding anything in this Agreement to the contrary (including any provision of Article VIII hereof (Indemnification)), the Buyer and each of the Sellers, and each of their respective Affiliates and direct or indirect equity holders, each shall have no right to seek recourse against the other, or any of its Subsidiaries and Affiliates or direct or indirect equity holders, arising out of or with respect to (i) the utilization of the Designated Appraisal by the other parties and its Affiliates in accordance with this Section 2.6 or (ii) the purchase price allocation utilized by the other party and its Affiliates as to any of the Acquired Assets other than the Covered Assets, and shall not assert any claim or institute any action against the other parties, or any of their Subsidiaries and Affiliates or direct or indirect equity holders, arising out of or relating to (x) such utilization of the Designated Party Appraisal except in the case of a breach of this Section 2.6 by such other party or (y) the purchase price allocation utilized by the other parties and their Affiliates with respect to any of the Acquired Assets other than the Covered Assets.

3.                              REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

3.1.                              Organization.  Schedule 3.1 sets forth the jurisdiction of organization for each Seller.  Each Seller is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to so qualify has not had a Material Adverse Effect. The Sellers have delivered to the Buyer true, accurate and complete copies of the Organizational Documents of each Seller and those portions of the minute books of each Seller which relate to the Contemplated Transactions, including the resolutions of the board of directors (or other applicable governing body) of each Seller authorizing such Seller to enter into this

Agreement and engage in the Contemplated Transactions.  None of the Sellers has any Subsidiaries.

3.2.                              Power and Authorization.

3.2.1                                       Contemplated Transaction.  The execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which any Seller is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each Seller and have been duly authorized by all necessary action on the part of each Seller.  This Agreement and each Ancillary Agreement to which any Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the applicable Seller and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the applicable Seller, Enforceable against such Seller in accordance with its terms.

3.2.2                                       Conduct of Business.  Each Seller has the full power and authority necessary to own and use its assets and carry on the Business as currently conducted.

3.3.                              Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which any Seller is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Sellers.

3.4.                              Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by each Seller of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)                         assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to any Seller in any material respect;

(b)                        result in a material breach or violation of, or default under, any material Contractual Obligation of any Seller;

(c)                         require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of any Seller;

(d)                        result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any material Acquired Asset; or

(e)                         result in a breach or violation of, or default under, the Organizational Documents of any Seller.

3.5.                              Financial Statements.  Except as disclosed on Schedule 3.5, the audited financials (including any notes thereto) for the Purchased Business for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 (the “Audited Financials”), and the unaudited financials for the Purchased Business for the five (5) months ended May 31, 2008, all of which are attached hereto as Exhibit 3.5, (a) are complete and correct and have been prepared in accordance with the books and records of the Sellers, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited financials, to normal year-end audit adjustments), and (c) fairly present the combined financial position of the Sellers as at the respective dates thereof and the combined results of the operations of the Sellers and changes in financial position for the respective periods covered thereby.

3.6.                              Absence of Certain Developments.  Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.6:

(a)                         no Seller has amended its Organizational Documents;

(b)                        no Seller has permitted any of the Acquired Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(c)                         there has been no (i) material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Purchased Business or any material Acquired Asset or (ii) shutdown or maintenance of any Facility, converting equipment, foam extruding or foam forming equipment outside of the Ordinary Course of Business;

(d)                        no Seller has increased the Compensation payable or paid, whether conditionally or otherwise, to any Offer Employee, other than in the Ordinary Course of Business and other than any Compensation paid to a stockholder of any of the Sellers;

(e)                         no Seller has (i) made any material change in its methods of accounting or accounting practices (including with respect to reserves) except as required by GAAP or (ii) materially changed its policies or practices with respect to paying payables or billing and collecting receivables;

(f)                           no Seller has terminated or closed any Facility or business included within the Purchased Business;

(g)                        no Seller has written up or written down any Acquired Asset which is material to the Business, or revalued its inventory;

(h)                        no Seller has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.6; and

(i)                            no event or circumstance has occurred which has had a Material Adverse Effect.

3.7.                              Assets.

3.7.1                                       Ownership of Assets.  Each Seller has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which (i) are Retained Assets or (ii) have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).  Except as disclosed on Schedule 3.7, none of the Acquired Assets are subject to any Encumbrance which is not a Permitted Encumbrance.

3.7.2                                       Sufficiency of Assets.  The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used to conduct the Business (other than the Retained Assets and individuals employed by the Business).  Except for the Retained Assets and except as disclosed on Schedule 3.7.2, no Individual Owner or any Affiliate of any Individual Owner (other than a Seller) owns any asset, property or right used to conduct the Business.

3.7.3                                       Books and Records.  Attached as Schedule 3.7.3 is the document retention policy of the Sellers.  The Sellers have complied with such policy and have not destroyed any books and records in contravention of such policy.

3.8.                              Accounts Receivables.  All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date (other than , in each case, those which are Retained Assets) and on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and Enforceable obligations to a Seller and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice.

3.9.                              Property.

3.9.1                                       Schedule 3.9 sets forth a list of addresses of all real property owned, leased, subleased or licensed by, or for which a right to use or occupy has been granted to, each of the Sellers that is used in the Business (the “Real Property”).  Except as described on Schedule 3.9, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any Person the right of use or occupancy of the Real Property and there are not outstanding options, rights of first refusal, rights of first offer or similar rights to purchase the owned Real Property, or any portion thereof or interest therein.  Except as set forth in Schedule 3.9, the Sellers have good and clear, record and marketable fee simple title in and to the owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

3.9.2                                       No Seller is obligated to pay any leasing or brokerage commission as a result of the Contemplated Transaction.  There is no pending or, to Sellers’ Knowledge, threatened eminent domain taking affecting any of the Real Property.

3.9.3                                       All material Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities.  The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any material Permits.  All material Permits which are Transferred Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions.  The Real Property and its current use, occupancy and operation by the Sellers and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirements or (b) otherwise violate or conflict with, in any material respect, any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrances thereto.  Except as set forth on Schedule 3.9, no Seller, (a) is in violation of any Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property or (b) has received notice of any eminent domain, condemnation or similar proceeding pending, or any Government Order relating thereto.

3.9.4                                       The Sellers have completed the abatement of, and otherwise brought into compliance, each and every violation set forth in the citations issued by OSHA with respect to the New York facility, and have otherwise complied fully with each and every obligation under the Settlement Agreement entered into between the Sellers and OSHA with respect to the New York facility.

3.10.                        Equipment.  All of the fixtures and other improvements to the Real Property (including any Facilities) and all of the tangible personal property other than inventory included in the Acquired Assets (the “Equipment”) are in good working order, except for normal wear and tear.

3.11.                        Intellectual Property.

3.11.1                                 The Sellers are the sole owners of or have the right to use all Company Technology, and none of the Company Technology owned or purported to be owned by a Seller is in the possession, custody, or control of any Person other than the Sellers.

3.11.2                                 No Seller, to the Seller’s Knowledge, (a) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Purchased Business or the use of the Company Technology), in each case except where any such infringement is not material.  To the Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Technology.

3.11.3                                 Schedule 3.11 identifies (a) all registered Intellectual Property which has been issued to a Seller and is an Acquired Asset, (b) each pending application for registration which any Seller has made with respect to any Company Technology that is an Acquired Asset, (c) each Contractual Obligation and under which a Seller has granted any license to any third party with respect to any Company Technology of (a) or (b) above.  True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been made available to the Buyer, as well as true, accurate and complete copies of all other written documentation evidencing ownership (if applicable) of each such item.  Each such registration is valid and subsisting.

3.11.4                                 With respect to each item of Company Technology that is owned by a Seller and constitutes an Acquired Asset:

(a)                         a Seller possesses all right, title, and interest in and to such item, free and clear of any Encumbrance;

(b)                        such item is not subject to any outstanding Government Order, and no Action is pending, which challenges the legality, validity, enforceability, use or ownership of such item; and

(c)                         except as disclosed on Schedule 3.11, no Seller has agreed or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item except to the extent such obligation is an Excluded Liability.

3.11.5                                 The Sellers’ use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by any Seller is in compliance with all applicable material privacy policies, terms of use, and laws.  The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or Legal Requirements relating to the use, dissemination, or transfer of such data or information.

3.12.                        Permits.  Each Seller has been duly granted all material Permits under all Legal Requirements necessary for the conduct of the Purchased Business.  Schedule 3.12.1 lists each Transferred Permit, together with the Governmental Authority or other Person responsible for issuing such Permit.  Except as disclosed on Schedule 3.12.2, (a) the Transferred Permits are valid and in full force and effect, (b) no Seller is in material breach or violation of, or default under, any such Transferred Permit and (c) the Transferred Permits will continue to be valid and in full force and effect, on identical terms immediately following the consummation of the Contemplated Transactions.

3.13.                        Employee Benefit Plans.

3.13.1                                 With respect to each Transferred Plan, the Sellers have delivered to the Buyer true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

3.13.2                                 Each Transferred Plan that is intended to be qualified under Code Section 401(a) is so qualified.  Each Transferred Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or could subject a Seller to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973.  Each Transferred Plan that is a qualified contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.13.3                                 All required contributions to, and premium payments on account of, each Transferred Plan have been made on a timely basis.

3.13.4                                 There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Transferred Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Transferred Plans.  No Transferred Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.13.5                                 Except as required under Section 601 et seq. of ERISA, no Transferred Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.14.                        Environmental Matters.  Except as set forth in Schedule 3.14, (a) each of the Sellers are, and have been, in compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by a Seller, (c) there have been no Hazardous Substances generated by a Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by a Seller, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Sellers have made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in their possession or under their control, in each case as amended and in effect.

3.15.                        Contracts.

3.15.1                                 Except as disclosed on Schedule 3.15, no Seller is bound by or a party to:

(a)                         any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Sellers in the aggregate in excess of $50,000;

(b)                        (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $10,000, under which any Equipment is held or used by one or more Sellers;

(c)                         any Contractual Obligation, other than Real Property leases or leases relating to the Equipment, relating to the lease or license of any Acquired Asset, including Technology and Intellectual Property, that is not included on Schedule 3.11;

(d)                        any Contractual Obligation relating to the acquisition or disposition of (i) any business of a Seller (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)                         any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(f)                           any Contractual Obligation (or group of related Contractual Obligations) under which a Seller has permitted any Acquired Asset to become Encumbered;

(g)                        any Contractual Obligation under which any other Person has guaranteed any Debt of a Seller;

(h)                        any Contractual Obligation, whether the Seller is subject to or the beneficiary of such obligations, which (i) relates to confidentiality or (ii) limits or purports to limit the ability of any Person to compete in any line of business, with any other Person or in any geographic area;

(i)                            any Contractual Obligation under which a Seller is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(j)                            any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(k)                         any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(l)                            any Contractual Obligation that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person; and

(m)                      any Contractual Obligation with any Governmental Authority.

The Sellers have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation required to be listed on Schedule 3.15 or which is otherwise a Transferred Contract, Transferred Lease or Transferred Insurance, in each case, as amended or otherwise modified and in effect.  The Sellers have delivered to the Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation required to be listed on Schedule 3.15 or which is otherwise a Transferred Contract, Transferred Lease or Transferred Insurance.

3.15.2                                 To the Sellers’ Knowledge, each Contractual Obligation which is a Transferred Contract, Transferred Lease or Transferred Insurance is Enforceable against the Seller that is party to such Contractual Obligation and, to the Seller’s Knowledge, against each other Person party thereto, is in full force and effect and, subject to obtaining any necessary consents disclosed in Schedule 3.4, will continue to be so Enforceable and in full force and effect immediately following the consummation of the Contemplated Transactions.  No Seller or, to the Sellers’ Knowledge, any other party to any Transferred Contract, Transferred Lease or Transferred Insurance is in material breach or violation of, or default under any Transferred Contract, Transferred Lease or Transferred Insurance.

3.16.                        Affiliate Transactions.  Except for the matters disclosed on Schedule 3.16, no Individual Owner or any Affiliate of any Individual Owner is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, a Seller.

3.17.                        Customers and Suppliers.  The Sellers have previously provided to the Buyer a list of (a) the 15 largest customers of the Purchased Business (measured by aggregate billings) during the fiscal year ended on December 31, 2007 and (b) the 15 largest suppliers of materials, products or services to the Purchased Business (measured by the aggregate amount purchased by the Purchased Business) during the fiscal year ended on December 31, 2007.  Except with respect to the specific supplier set forth on Schedule 3.17 to the extent provided thereon, as of the date of this Agreement, the relationships of the Purchased Business with the customers and suppliers referred to above are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Sellers of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Purchased Business.  The Sellers or any of their Affiliates, and/or the Individual Owners or any of their Affiliates have not directly or indirectly, given, or agreed to give, any one or more gifts, contributions, payments or similar benefits in connection with the sale of products or otherwise to any customer or supplier, either directly or indirectly, or to any officer, director, shareholder, employee or agent of any customer or supplier, which in the case of any single customer or supplier, and its officers, directors, shareholders employees or agents, taken together, is in excess of $2,500 in the aggregate during a twelve month period which is not reflected in the Financials.

3.18.        Employees.  Except as disclosed on Schedule 3.18, there is no pending, or to the Sellers’ Knowledge, threatened work slowdown, lockout, stoppage, picketing or strike pending between the Sellers on the one hand, and their employees, on the other hand, and there have been no such troubles since January 1, 2000.  Except as disclosed on Schedule 3.18, (a) no employee of a Seller is represented by a labor union, (b) no Seller is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by an employee or group of employees of a Seller with any labor relations board seeking recognition of a bargaining representative and (d) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of a Seller and no demand for recognition of employees of a Seller has been made by, or on behalf of, any labor union.   Schedule 3.18 describes any inspection requests or correspondence from any Governmental Authority since January 1, 2006 received by any Seller relating to the identity, Social Security number, or employment authorization of any Transferred employee.  The Sellers have, in a timely matter, acted upon or responded to any matter required to be set forth on Schedule 3.18 pursuant to the preceding sentence.

3.19.        Litigation; Governmental Orders.

3.19.1           Litigation.  Except as disclosed on Schedule 3.19.1, as of the date of this Agreement, there is no pending, or to the Sellers’ Knowledge, threatened Action to which a Seller is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject, which may affect the Purchased Business or a Seller’s ownership of any Acquired Asset or the use or exercise by the Buyer of any Acquired Asset.

3.19.2           Governmental Orders.  Except as disclosed on Schedule 3.19.2, no Governmental Order has been issued which is applicable to, or otherwise affects, the Acquired Assets or the Purchased Business.

3.20.        Product Warranties; Defects; Liability.

3.20.1           No Seller has any material Liability for any damages in connection with any Products, other than product warranty claims which constitute Excluded Liabilities.

3.20.2           Except as disclosed in Schedule 3.20, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license which are set forth on Schedule 3.20.

3.20.3           Except as disclosed on Schedule 3.20, there is no Action to which a Seller is a party pending, or to the Sellers’ Knowledge, threatened relating to alleged defects in the Products or services provided by a Seller, or the failure of any such Products or services to meet certain specifications, other than product warranty claims which constitute Excluded Liabilities.  Schedule 3.20 sets forth all concluded Actions (including the disposition thereof) against a Seller since January 1, 2005 relating to, or otherwise involving, alleged defects in the Products or services provided by a Seller, or the alleged failure of any such services or Products to meet certain specifications, other than product warranty claims resulting in payment obligations of any Sellers (or multiple Sellers taken together) not in excess of $50,000, all of which constitute Excluded Liabilities.  No Seller has any Liability arising out of any injury to any Person or property as a result of any services provided by a Seller, or the ownership, possession, or use of the Products.

3.21.        No Brokers.  No Seller has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

3.22.        Insurance.  The Sellers have made available to the Buyer true, accurate and complete copies of all policies which are Transferred Insurance, in each case, as amended or otherwise modified and in effect.  Except as disclosed on Schedule 3.22, no insurer with respect to the Transferred Insurance (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any pending claim or (b) has threatened to cancel any Transferred Insurance.  Except as disclosed on Schedule 3.22, to the Sellers’ Knowledge, no insurer with respect to any Transferred Insurance plans to raise the premiums for, or materially alter the coverage thereunder.  Except as disclosed on Schedule 3.22, the Transferred Insurance is transferable to the Buyer without the need for any consent, notice or filing.  Schedule 3.22 describes any self-insurance arrangements affecting the Purchased Business.

4.          REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers that:

4.1.          Organization.  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2.          Power and Authorization.  The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer.  This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.

4.3.          Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer.

4.4.          Noncontravention.  Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a)        assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to the Buyer;

(b)        result in a breach or violation of, or default under, any Contractual Obligation of the Buyer;

(c)        require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)        result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

4.5.          No Brokers.  The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable.

4.6.          No Other Information.  The Buyer acknowledges that none of the Sellers make or will make any representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or the Ancillary Agreements, including with respect to any projections, estimates or budgets discussed with, delivered to or made available to the Sellers or to any of their respective Affiliates or representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Sellers or the Business or of the future business and operations of the Business.  The Buyer also acknowledges that none of the stockholders, directors, officers, advisors or other representatives of the Sellers make or will make any representations or warranties or other agreements as to any matter whatsoever except to the extent expressly set forth in this Agreement or the Ancillary Agreements.  Notwithstanding the foregoing, nothing in this Section 4.6 shall limits any rights or remedies that may be available to the Buyer or any other Buyer Indemnified Party as a result of the fraud or intentional misrepresentation of any Seller or any Affiliate of a Seller.

5.          COVENANTS.

5.1.          Consents.  If the consent of any Governmental Authority or other Person set forth on Schedule 3.3 and Schedule 3.4 is not obtained prior to the Closing Date and the Closing occurs notwithstanding the failure to obtain such consent, the Sellers will use their commercially reasonable efforts to assist the Buyer in obtaining such consent promptly thereafter.  During such period in which any Acquired Asset is not capable of being assigned to the Buyer due to the failure to obtain any required consent or for any other reason, the Sellers will use commercially reasonable efforts to make such arrangements as many be necessary to enable the Buyer to receive all of the economics, rights and liabilities under such Acquired Asset accruing on and after the Closing Date.  Notwithstanding the foregoing, the Buyer acknowledges that Sellers’ obligations in the immediately preceding two sentences are limited to such commercially reasonable efforts and does not include an obligation to indemnify the Buyer in any way.

5.2.          Transaction Expenses.  Each Party will bear its costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”) and the Buyer will not have any Liability in respect of the Transaction Expenses of any Seller or Individual Owner, nor will any Seller have any Liability in respect of the Transaction Expenses of the Buyer, except that the Buyer on the one hand and the Sellers on the other hand have each paid 50% of the filing fees payable in connection with filings required of either of them under the HSR Act.

5.3.          Confidentiality.

5.3.1             Confidentiality of the Sellers.  Each Seller acknowledges that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers on the one hand, and the Buyer on the other hand, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 5.3.1.  Accordingly, each Seller hereby agrees with the Buyer that such Seller and its Representatives will not, and that such Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business, the Acquired Assets or the Assumed Liabilities; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 5.3.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.  The Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 5.3.1 by any of their Representatives.

5.3.2             Certain Confidentiality Agreements.  The Sellers will, and will use reasonable efforts to cause Lazard Middle Markets to, assign to the Buyer any rights which such Person may have under any confidentiality agreement (or similar Contractual Obligation) entered into in connection with the sale process conducted by them, but only to the extent that such agreements are assignable.

5.4.          Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, that the provisions of this Section 5.4 will not prohibit (a) any private disclosure by any prospective provider of the Financing to any such Person’s Representatives, potential investors or participants, so long as each such recipient is under an obligation to keep such disclosed information confidential, (b) any disclosure required by any applicable Legal Requirements (in which case the disclosing Party will provide the other parties with the opportunity to review in advance the disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

5.5.          Employment.

(a)        With respect to each Business Employee who is employed by any of the Sellers immediately prior to the Closing and whose name is set forth on Schedule 5.5 (such Business Employees, the “Offer Employees”), the Buyer shall extend offers of employment.  All offers of employment shall, subject to Section 5.5(b), in each case provide for continuing employment in the same position and at the same wages or salary pursuant to which each Offer Employee was employed by the Sellers immediately prior to the Closing.  The Sellers shall take reasonable action to attempt to cause the Offer Employees to accept such offers of employment.  All Offer Employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees.”

(b)        Notwithstanding anything to the contrary herein, the Buyer shall retain all rights to alter, amend or terminate any term or condition of employment, compensation or benefits with regard to the Transferring Employees, in each case from and after the Closing.

5.6.          Benefit Plans.  All Transferring Employees who are participating in the Transferred Plans as of the Closing shall continue to participate in the Transferred Plans in which they are participating as of the Closing.  After the Closing Date, the Buyer shall have the right to amend or terminate any Transferred Plans in accordance with the respective terms thereof.  For purposes of determining a Transferred Employee’s eligibility to participate in any employee benefits plan maintained by the Buyer on or after the Closing (other than equity or equity-based plans), and for the purpose of vesting in and accrual of benefits in any such employee benefit plan maintained by the Buyer on or after the Closing, years of service with the Seller shall be taken into account.

5.7.          Transfer of Certain Funds Received Post-Closing.  With respect to any and all amounts received or collected by any of the Sellers from and after the Closing (a) attributable to, or in respect of, any Acquired Asset and (b) which become the property of the Buyer as a result of the consummation of the Contemplated Transactions, the Sellers shall provide notice of such receipt or collection to the Buyer and pay promptly (and in any event within five Business Days of their receipt or collection) to the Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Buyer or by other means acceptable to the Buyer.

5.8.          Prohibition on the Use of Name.  From and after the Closing Date, the Sellers shall not use, and shall cause all of their Affiliates following the Closing to cease using, directly or indirectly, the names “Atlantic” or “Atlantic Paper & Foil” in any trademark, trade name, domain name, address, corporate name, symbol or identifier or any derivatives thereof or any marks confusingly similar thereto.

5.9.          Insurance.  The Sellers shall, prior to the Closing Date, use their reasonable best efforts to cause the Buyer to be listed as a named insured, effective from the Closing, on all insurance policies with respect to the Business which are not Transferred Insurance.  In the event that the Buyer is not listed as a named insured party on any such policy, and the Buyer would, had it been a named insured, have been entitled to make a claim after the Closing under such policy, the Sellers shall, at the Buyer’s request, make such claim and turn over the insurance proceeds received in respect of such claim to the Buyer.  With respect to any Transferred Insurance as to which the Buyer becomes the primary beneficiary, the Buyer shall be responsible for all premiums due on a given policy for any period commencing on or after the date on which the Buyer becomes the primary beneficiary of such policy.

5.10.        Further Assurances.  From and after the Closing Date, upon the request of either the Sellers’ Representative or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.  No Seller or its Representatives will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Purchased Business or other Person with whom the Purchased Business has a relationship from maintaining the same relationship with the Purchased Business after the Closing as it maintained prior to the Closing.  Each Seller will refer all customer inquiries relating to the Purchased Business to the Buyer from and after the Closing.

6.          CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions:

6.1.          Representations and Warranties.  The representations and warranties of the Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

6.2.          Performance.  Each Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

6.3.          Compliance Certificate.  The Sellers will have delivered to the Buyer a certificate as to the matters set forth in Sections 6.1, 6.2 and 6.4 having been satisfied.

6.4.          No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

6.5.          Qualifications.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

6.6.          Absence of Litigation.  No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Business or to operate all or any material portion of either the Business or the Acquired Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or the Acquired Assets or the business or assets of the Buyer or any of its Affiliates.

6.7.          Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3, Schedule 3.4, Schedule 4.3, and Schedule 4.4, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

6.8.          Legal Opinion.  The Buyer will have received from Steven Cohn, PC, counsel to the Sellers and the Individual Owners, its opinion with respect to the Contemplated Transactions, which opinion will be in the form attached hereto as Exhibit 6.8.  Such opinion will, at the request of the Buyer, be confirmed to any provider of the Financing.

6.9.          FIRPTA Certificate.  Each Seller will have delivered to the Buyer a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(b)(2) and stating that “Seller” is not a “foreign person” as defined in Section 1445 of the Code.

6.10.        Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

6.11.        Ancillary Agreements.  Each of the Ancillary Agreements will have been duly executed and delivered to the Buyer by each of the other parties thereto, and each such agreement shall be in full force and effect in accordance with its terms.

6.12.        Guaranty Agreements.  The Guaranty Agreements shall be in full force and effect.

6.13.        Support Agreements.  The Support Agreements shall be in full force and effect.

6.14.        Financing.  The Buyer will have obtained, on terms and conditions reasonably satisfactory to it, the Financing and the proceeds thereof.

6.15.        Allocation Statement.  The Allocation Statement shall have been agreed upon by the Buyer and the Sellers’ Representative.

6.16.        Release of Liens.  All liens against any Acquired Asset securing Debt of any Seller (other than any Transferred Lease constituting Debt to the extent it is properly and actually assigned to Buyer at the Closing) shall have been released by the applicable holder of such Debt, and the Sellers shall have delivered to Buyer a payoff letter evidencing the same in a form reasonably acceptable to the Buyer.

7.          CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate the Closing are subject to the fulfillment of each of the following conditions:

7.1.          Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2.          Performance.  The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

7.3.          Compliance Certificate.  The Buyer will have delivered to the Sellers’ Representative a certificate as to the matters set forth in Sections 7.1 and 7.2.

7.4.          Qualifications.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.5.          Absence of Litigation.  No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

7.6.          Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Sellers’ Representative and to its counsel, and the Sellers will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

7.7.          Ancillary Agreements.  Each of the Ancillary Agreements to which the Sellers or their stockholders are party will have been duly executed and delivered to the Sellers’ Representative by each of the other parties thereto.

7.8.          Allocation Statement.  The Allocation Statement shall have been agreed upon by the Buyer and the Sellers’ Representative.

8.          INDEMNIFICATION.

8.1.          Indemnification by the Sellers.

8.1.1             Indemnification.  Subject to the limitations set forth in this Section 8, the Sellers will jointly and severally indemnify and hold harmless the Buyer and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or relating to:

(a)        any fraud of any of the Sellers or any of their stockholders or other Affiliates or any breach of, or inaccuracy in, any representation or warranty made by the Sellers in this Agreement, any Ancillary Agreement or in the compliance certificate delivered pursuant to Section 6.3 (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(b)        any breach or violation of any covenant or agreement of the Sellers to the extent required to be performed or complied with by the Sellers pursuant to this Agreement;

(c)        any Excluded Liability; and

(d)        any Liability of the Buyer or any of its Affiliates, whether arising before, on or after the Closing Date, to the extent resulting from or arising out of the past, present or future ownership or use of any Retained Assets.

8.1.2             Monetary Limitations.  The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $700,000, at which point the Sellers will indemnify the Buyer Indemnified Persons only for such Losses in excess of $700,000 and the Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 8.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein will not exceed $4,000,000, provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 8.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in 3.2.1 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.7.2 (Sufficiency of Assets), and 3.21 (No Brokers), or (b) claims establishing fraud or intentional misrepresentation.  Claims for indemnification pursuant to any other provision of Section 8.1.1 are not subject to the monetary limitations set forth in this Section 8.1.2.  For the avoidance of doubt, notwithstanding the limits set forth in this Section 8.1.2, the aggregate outstanding principal amount of the Note shall initially be $6,300,000, subject to reduction as contemplated herein and therein.

8.2.          Indemnity by the Buyer.

8.2.1             Indemnification.  Subject to the limitations set forth in this Section 8, the Buyer will indemnify and hold harmless each Seller and each Seller’s respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to:

(a)        any fraud of the Buyer or any of its stockholders or other Affiliates or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement any Ancillary Agreement or in the compliance certificate delivered pursuant to Section 7.3 (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(b)        any breach or violation of any covenant or agreement of the Buyer to the extent required to be performed or complied with by the Buyer pursuant to this Agreement; or

(c)        any Assumed Liability.

8.2.2                                                Monetary Limitations. The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 8.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $700,000 (at which point the Buyer will indemnify the Sellers Indemnified Persons only for Losses in excess of $700,000) and the Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2.1(a) will not exceed $4,000,000, provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 8.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 4.2 (Power and Authorization), 4.4(d) (Breach of Organizational Documents) or 4.5 (No Brokers) or (b) claims establishing fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 8.2.1 are not subject to the limitations set forth in this Section 8.2.2. For the avoidance of doubt, notwithstanding the limits set forth in this Section 8.2.2, the aggregate outstanding principal amount of the Note shall initially be $6,300,000, subject to reduction as contemplated herein and therein.

8.3.                              Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1.1(a) or 8.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)                                  at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in 3.2.1 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.7.2 (Sufficiency of Assets), 3.21 (No Brokers), 4.2 (Power and Authorization), 4.4(d) (Breach of Organizational Documents) or 4.5 (No Brokers), subject to the applicable statute of limitations;

(b)                                 at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation, subject to the applicable statute of limitations; and

(c)                                  at any time prior to the fifteen (15) month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

Claims for indemnification pursuant to any other provision of Sections 8.1.1 and 8.2.1 are not subject to the limitations set forth in this Section 8.3.

8.4.                              Third Party Claims.

8.4.1                                                Notice of Claim. If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 8, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the

Indemnifying Party from any obligation under this Section 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

8.4.2                                                Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within 15 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

8.4.3                                                Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

8.4.4                                                Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 8.4.2 within 15 calendar days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 8.

8.4.5                                                Consent to Jurisdiction Regarding Third Party Claim. The Buyer and each of the Sellers, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.12 are incorporated herein by reference, mutatis mutandis.

8.4.6                                                Remedies Cumulative. The Parties are in agreement that where one and the same set of facts qualifies under more than one provision entitling any Buyer Indemnified Person to a claim or remedy under this Agreement, there shall be only one claim or remedy and (b) that to the extent the Buyer recovers from the Sellers the amount of any Loss pursuant to an indemnification claim with respect to a particular matter, no Buyer Indemnified Party shall have a claim against the Sellers for indemnification hereunder on the grounds that the value of such Buyer Indemnified Party’s equity interest in the Buyer was diminished by virtue of such matter. In particular, the foregoing shall apply if one and the same set of facts would entitle any Buyer Indemnified Person to rights under this Section 8 and a Purchase Price adjustment pursuant to Section 2.5. For avoidance of doubt, it is agreed that the Buyer’s sole remedy for claims relating to the Acquired Assets or Assumed Liabilities of the categories included within Working Capital shall be as provided in Section 2.5 to the extent taken into account in the calculation of Final Working Capital.

8.4.7                                                Indemnity Escrow Agreement; Effect of Set-Off. The parties agree that any payments paid to any Buyer Indemnified Person pursuant to the Indemnity Escrow Account or by way of set off against the Subordinated Notes (for so long as any of the Subordinated Notes remain outstanding) shall satisfy the related indemnity claims for Losses under this Article 8 if and to the extent that the amount of such payments equals the amount of such losses and, if relating to a claim under Section 8.1.1(a), shall be deemed to be applied against the cap on such Losses pursuant to Section 8.1.2. To the extent a Buyer Indemnified Person satisfies a claim for indemnification by way of set off against the Subordinated Notes, the Buyer shall be (x) entitled to repayment of any and all interest that has been paid on an amount of principal of the Subordinated Notes equal in the aggregate to the amount of such claim from the date of issuance of the Note until the date of satisfaction of such claim and (y) relieved of the obligation to pay any and all interest that has accrued but not yet been paid on an amount of principal of the Subordinated Notes equal in the aggregate to the amount of such claim from the date of issuance of the Note until the date of satisfaction of such claim, and may, in its sole discretion, either increase the amount of such set-off to also include the amount of such interest or (in the case of interest that has accrued and been paid) require the Sellers to pay back to the Buyer all such interest in cash, in either case without regard to the cap on Losses set forth in Section 8.1.2. The Buyer may elect, in its sole discretion, to exercise its set-off right under this Section 8.4.7 against the principal or interest of the Subordinated Notes or any combination thereof (provided that it makes the same election as to all Subordinated Notes and that any such offset shall be made against all Subordinated Notes pro rata based on their respective outstanding principal amounts at the time of such offset).

9.               TAX MATTERS

9.1.                              Tax Indemnification. Each Seller will jointly and severally indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from and against any Losses attributable to all Taxes (or the non-payment thereof) of any Seller or its stockholders or other Affiliates for any Taxable period.

9.2.                              Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Acquired Assets will be terminated prior to the Closing and, after the Closing, no such agreement or power of attorney will have any effect on the Acquired Assets.

9.3.                              Certain Taxes and Fees. All transfer, documentary, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by the Sellers when due. The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

9.4.                              Rev. Proc. 2004-53. The Buyer shall determine whether to implement either the standard or the alternate procedure set forth in Revenue Procedure 2004-53, and the Sellers shall cooperate in such implementation.

9.5.                              Cooperation on Tax Matters. The Buyer and the Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Acquired Assets (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

9.6.                              Georgia Tax Credits. The parties agree that the Georgia Jobs Tax Credit under O.C.G.A. §48-7-40 for which the Sellers have previously received approval from the State of George (the “Georgia Credit”) are included in the Acquired Assets and the Buyer may attempt to utilize them if it so elects. To the extent requested by the Buyer, the parties agree to use commercially reasonable efforts to permit the Buyer to use the Georgia Credit. For the avoidance of doubt, the parties agree that the Sellers are making no representation or warranty as to whether the Georgia Credit is transferable or whether the Buyer will in fact be able to use it.

10.         MISCELLANEOUS

10.1.                        Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)                                  by hand (in which case, it will be effective upon delivery); or

(b)                                 by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address listed below:

If to a Seller, to the Sellers’ Representative.

If to the Sellers’ Representative, to him at:

Shaun Gabbay

PO Box 222144

Great Neck, NY 11022

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone number:  (212) 735-2524
Attention:  Randall H. Doud

and

Steve Cohn, PC
One Old Country Road
Carle Place, NY 11514
Telephone:  (516) 294-6410

If to the Buyer, to it at:

Cellu Tissue Holdings, Inc.
1855 Lockeway Drive
Suite 501
Alpharetta, GA 30004
Telephone number:  (678) 393-2651
Attention:  Russell Taylor

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Telephone number:  (212) 841-0697
Attention:  Christopher C. Henry

and

Weston Presidio
Pier 1, Bay 2
San Francisco, CA 94111
Telephone number:  (415) 398-0770
Attention:  R. Sean Honey, Therese Mrozek and Jim Morrone

Each of the parties to this Agreement may specify different address by giving notice in accordance with this Section 10.1 to each of the other parties hereto.

10.2.                        Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its wholly owned Subsidiaries or to any provider of the Financing as collateral security and (b) designate one or more of its wholly owned Subsidiaries to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

10.3.                        Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Sellers’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.4.                        Provisions Concerning Sellers’ Representative.

10.4.1                                          Appointment. Each Seller hereby appoints Shaun Gabbay as the agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on such Seller’s behalf). Without limiting the generality of the foregoing, the Sellers’ Representative will be authorized to:

(a)                                  in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and consummate the Contemplated Transactions;

(b)                                 take all actions on behalf of the Sellers with respect to the matters set forth in Section 2.5;

(c)                                  take all actions on behalf of the Sellers in connection with any claims made under Section 8 to defend or settle such claims, and to make payments in respect of such claims;

(d)                                 take all actions on behalf of the Sellers in connection with the escrow accounts established pursuant to the Escrow Agreement (including giving any instructions to the Escrow Agent, on behalf of the Sellers, to pay from such escrow account any amounts owed by the Sellers pursuant to this Agreement);

(e)                                  execute and deliver, should it elect to do so in its sole discretion, on behalf of the Sellers, any amendment to this Agreement so long as such amendment will apply equally to all Sellers; and

(f)                                    take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement.

10.4.2                                          Liability. The Sellers’ Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder. The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

10.4.3                                          Reliance. The Buyer and the Escrow Agent may rely on any action taken by or on behalf of the Sellers’ Representative as an action being taken and authorized by the Sellers.

10.5.                        Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10.6.                        Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.

10.7.                        Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

10.8.                        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law.

10.9.                        Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.10.                  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

10.11.                  Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.12.                  Jurisdiction; Venue; Service of Process.

10.12.1                                    Jurisdiction. Subject to the provisions of Sections 2.5.4 and 8.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.12.2                                    Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.12.3                                    Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1 (with copy to its counsel specified in Section 10.1 at the address for such counsel specified in such section), will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.13.                  Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.14.                  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15.                  Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	CELLU TISSUE HOLDINGS, INC.

	By:	/s/ Russell C. Taylor
Name: Russell C. Taylor
Title:President and Chief Executive Officer

[Signature Pages Continue]

Asset Purchase Agreement

THE SELLERS:	ATLANTIC PAPER & FOIL CORP. OF N.Y.

	By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: Secretary

ATLANTIC LAKESIDE PROPERTIES, LLC

	By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: Member

ATLANTIC PAPER & FOIL, LLC

By: Atlantic Paper & Foil Corp. of N.Y., its sole
member

	By:	/s/ Shaun Gabbay
Name: Shaun Gabby
Title: Secretary

ATLANTIC PAPER & FOIL OF GEORGIA, LLC

By: Atlantic Paper & Foil Corp. of N.Y., its sole
member

	By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: Secretary

CONSUMER LICENSING CORPORATION

	By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: President

THE SELLERS’ REPRESENTATIVE:	/s/ Shaun Gabbay
Shaun Gabbay

Asset Purchase Agreement

Appendix A

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” is defined in Section 2.5.1.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Assets” means all the business, properties, assets, goodwill and rights of the Sellers of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of the Sellers, including:

(a)        All assets reflected on the Most Recent Balance Sheet which are identified as an “Acquired Asset” in the attached Schedule I-A-1;

(b)        All rights of the Sellers under the Contractual Obligations listed on Schedule I-A-2 (the “Transferred Contracts”);

(c)        All rights of the Sellers under the leaseholds listed on Schedule I-A-3 (the “Transferred Leases”);

(d)        All tangible personal property owned at the Closing Date by the Sellers, wherever located, that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale by or on behalf of the Sellers, including all tangible personal property listed on Schedule I-A-4 hereof, whether such tangible personal property is then held by any Seller, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other Person and specifically including all machinery, equipment (including the Perini Sincro 4.5/5.0), furniture and other office equipment located in the plants in Hauppauge, New York and Thomaston, Georgia;

(e)        All inventory owned by the Sellers at the Closing Date, wherever located, including finished goods, supply inventory, goods in transit, work in process, consignment inventory, raw materials and other inventory;

(f)         To the extent transferable, all Intellectual Property of any Seller used or held for use in the Purchased Business at the Closing Date;

(g)        All accounts receivable of the Sellers and all other rights of the Sellers to receive payment and all rights in respect of prepaid items however evidenced, whether by notes, instruments, chattel paper or otherwise, in each case owned by the Sellers at the Closing Date;

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(h)        To the extent transferable, all rights of the Sellers under all Permits used in connection with the operation of the Purchased Business and any and all pending applications relating to any of the foregoing, in each case to the extent existing at the Closing Date (the “Transferred Permits”);

(i)         To the extent transferable, all rights of the Seller with respect to the insurance policies and Contractual Obligations included in or related to the Company Plans solely to the extent such Company Plans are listed in Schedule I-A-5, including all rights with respect to the funded assets of such Company Plans and contributions payable to such plans (the “Transferred Plans”);

(j)         To the extent transferable, all rights of the Sellers in, under and with respect to the insurance policies, contracts and coverages obtained by the applicable Seller or listing it as an insured party, a beneficiary or loss payee, solely to the extent listed in Schedule I-A-6 and in each case to the extent transferable (the “Transferred Insurance”);

(k)        To the extent transferable, all rights of the Sellers under all confidentiality agreements pursuant to which any third party has agreed not to disclose any confidential or proprietary information related to the Purchased Business;

(l)         To the extent transferable, all rights of the Sellers to and in respect of any telephone numbers, web-sites, e- mail addresses and Internet domain names registered in the name of any Seller or any other names under which any Seller conducts or has conducted the Purchased Business (including the names “Atlantic” and “Atlantic Paper & Foil” and any variations or derivatives thereof);

(m)       To the extent transferable, all claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, defenses, affirmative defenses, rights of defense, and rights of recoupment of the Sellers related to any other Acquired Asset;

(n)        Any security deposit held at the Closing Date related to any other Acquired Asset;

(o)        All business and financial records, correspondence, lists (including all customer, distributor, supplier and mailing lists), drawings, notebooks, specifications and creative materials, whether written or electronically stored or however otherwise recorded, maintained or stored related to any other Acquired Asset as of the Closing; provided that copies of the foregoing may be retained by the Sellers and not constitute Acquired Assets to the extent that such copies will be needed by the Sellers for Tax or financial reporting purposes and for no other purposes;

(p)        All rights of any of the Sellers to the Georgia Tax Credit;

(q)        All goodwill associated with any trademark, service mark, trade name or trade dress, and any registration or applications therefor; and

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(r)         All other assets of the Sellers of every kind and description, tangible and intangible which are not Retained Assets.

Notwithstanding anything to the contrary in this definition or Section 2.1.1, none of the foregoing property or assets described in this Section 2.1.1 shall include any Retained Assets.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Hauppauge Leases, the Thomaston Lease, the Guaranty Agreements, the Support Agreements, and the Noncompetition Agreements.

“Assumed Liabilities” means only the Liabilities of the Sellers described in the sub-sections below (and, for the avoidance of doubt, shall not include any other Liability of any Seller):

(a)        All Liabilities reflected on the Most Recent Balance Sheet which are identified as an “Assumed Liability” on Schedule I-C;

(b)        All Liabilities of the Sellers under or with respect to the Transferred Contracts, the Transferred Leases and the Transferred Insurance, if and only if duly transferred or assigned to the Buyer as of the Closing, other than any Liability arising from any breach of or default under any Transferred Contract, Transferred Lease or Transferred Insurance, as applicable, occurring prior to the Closing Date;

(c)        (i) Accounts payable reflected on the Most Recent Balance Sheet which are identified as an “Assumed Liability” and (ii) accounts payable of the type included in clause (i) which are incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, in each case other than accounts payable in respect of Liabilities of the Sellers which are Excluded Liabilities;

(d)        All Liabilities of the Sellers under or with respect to the Transferred Permits, if and only if duly transferred or assigned to the Buyer as of the Closing, other than any Liability arising from any breach or default with respect thereto occurring prior to the Closing Date; and

(e)        Liabilities of the Sellers under or with respect to the Transferred Plans, if and only if duly transferred or assigned to the Buyer as of the Closing, other than any

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Liability arising from any breach or default with respect thereto occurring prior to the Closing Date.

“Audited Financials” is defined in Section 3.5.

“Business”  is defined in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Business Employee” means each person who is a current part-time or full-time employee of any Seller and who performs services primarily for the benefit of the Business.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 8.1.

“Buyer’s Third Party Appraisal” is defined in Section 2.6.

“Cash Purchase Price” is defined in Section 2.2.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.5.2.

“Closing Working Capital Statement” is defined in Section 2.5.2.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Plan” means all Employee Plans as to which a Seller sponsors, maintains, contributes or is obligated to contribute, or under which a Seller has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of a Seller or the beneficiaries or dependents of any such Person.

“Company Technology” means any and all Technology used or useful in connection with the Purchased Business and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by a Seller to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities and (b) the execution, delivery and performance of the Ancillary Agreements.

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“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt,) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Covered Assets” is defined in Section 2.6.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Designated Appraisal” is defined in Section 2.6.

“Dispute Notice” is defined in Section 2.5.3.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment

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or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equipment” is defined in Section 3.10.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Estimated Balance Sheet” is defined in Section 2.5.1.

“Escrow Agent” is defined in the definition of “Escrow Agreement”.

“Escrow Agreement” means the Escrow Agreement among the Buyer, the Sellers, the Sellers’ Representative and The Bank of New York, as escrow agent (the “Escrow Agent”), substantially in the form attached as Exhibit I-1.

“Estimated Working Capital” means the estimate of the Working Capital on the Closing Date as reflected by the Buyer on the Closing Balance Sheet.

“Estimated Working Capital Statement” is defined in Section 2.5.1.

“Excluded Liabilities” means any Liabilities of any of the Sellers not specifically assumed by the Buyer under Section 2.1.3, including the following Liabilities:

(a)        Any Liabilities reflected on the Most Recent Balance Sheet which are identified as an “Excluded Liability” on Schedule I-D;

(b)        Any Liability of any Seller under this Agreement or any Ancillary Agreement;

(c)        Any Liability of any Seller arising out of, relating to or resulting from any Retained Asset;

(d)        Any Liability of any Seller arising out of, relating to or resulting from any Debt of any Seller;

(e)        Any Liability of any Seller for Taxes, including (i) any stamp duty, customs tax, excise tax, transfer tax or similar tax incurred in connection with this Agreement or transfer of the Acquired Assets to the Buyer or (ii) any Liability for Taxes imposed on any Seller as a transferee or successor, by contract or otherwise (collectively, the “Retained Taxes”);

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(f)         Any Transaction Expenses of any Seller;

(g)        Any Liability of any Seller for any breach or default by any Seller under any of its Contractual Obligations, leases, insurance policies or Permits;

(h)        Any Liability of any Seller for any violation of, or non-compliance with, any Legal Requirement by any Seller (including any violation of Environmental Laws and violations of the 1933 Act, any state “blue sky” or securities laws);

(i)         Any Liability of any Seller to any present or former holder of any of any Seller’s Equity Interests or to any of its present or former directors or officers (including any Liability to indemnify any such Person by reason of the fact that such Person was a director or officer of any Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another Person);

(j)         Any Liability of any Seller to any of its employees or independent contractors arising out of change of control agreements, stay-pay agreements, severance agreements or arrangements, special retention bonus arrangements, sales bonus arrangements or other special compensation (including any such Liability incurred in connection with the making and performance of this Agreement and consummation of the transactions contemplated hereby);

(k)        Any Liability for making payments or providing benefits of any kind to the employees or former employees of any Seller in respect of work-related employee injuries or worker’s compensation claims or similar claims arising out of occurrences prior to the Closing;

(l)         Any Liability of any Seller arising under, out of or with respect to any Contractual Obligation (other than Liabilities under the Transferred Contracts to the extent such Liabilities are not otherwise covered by this definition);

(m)       Any Liability of any Seller arising under, out of or with respect to any real property lease;

(n)        Any Liability of any Seller arising under, out of or with respect to any Permit (other than Liabilities under the Transferred Permits to the extent such Liabilities are not otherwise covered by this definition);

(o)        Any Liability of any Seller arising under, out of or with respect to any insurance policy (other than Liabilities under the Transferred Insurance to the extent such Liabilities are not otherwise covered by this definition);

(p)        Any Liability of any Seller arising under, out of or with respect to any Employee Plan (other than Liabilities under the Transferred Plans to the extent such Liabilities are not otherwise covered by this definition);

(q)        Any Liability of any Seller in respect of bodily injury, personal injury or property damage;

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(r)         Any Liability of any Seller to indemnify or contribute to the damages suffered by any other Person for Liabilities arising out of events occurring prior to the Closing Date;

(s)        Any Liability of any Seller to indemnity any third party in connection with the disposition of any formerly owned Subsidiary, operating business, material asset or property or discontinued operation;

(t)         Any Liability arising out of, relating to or resulting from any dividend or other distribution authorized or declared by any Seller with respect to its Equity Interests;

(u)        Any Liability arising out of, relating to or resulting from any defect in any Products, any claim for replacement or repair of any Products or any failure of any Products to meet required specifications, to the extent such Products were manufactured, distributed or sold prior to the Closing;

(v)        Any Liability arising out of, relating to or resulting from the presence of Hazardous Substances at or on the Real Property as of the Closing Date;

(w)       Any Liability of any Seller arising under, out of or with respect to the Settlement Agreement;

(x)         Any Liability to Ocean Associates; and

(y)        Any Liability which is not an Assumed Liability.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Final Working Capital” means the Working Capital, as finally determined pursuant to Sections 2.5.2 through 2.5.4.

“Financials” means the Audited Financials and all unaudited monthly financials delivered to Buyer by the Sellers pursuant to Section 5.4.2.

“Financing” means the financing required by the Buyer to consummate the Contemplated Transactions.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Georgia Credit” is defined in Section 10.6.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

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“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Guaranty Agreement” means a Guaranty Agreement by each Individual Owner in favor of the Buyer, in the form attached hereto as Exhibit I-6.

“Hauppauge Leases” is defined on Appendix B.

“Hazardous Substance” is defined in Section 3.14.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immigration Law” means all immigration laws, statutes, rules, codes, ordinances, orders, requirements and regulations enacted, adopted, issued or promulgated by any governmental authority, including, without limitation, the Immigration Reform and Control Act of 1986, as amended; the Immigration and Nationality Act, as amended; and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended; and any successor statutes, laws, rules, ordinances and regulations thereto.

“Indemnity Claim” means a claim for indemnity under Section 8.1 or 8.2, as the case may be.

“Indemnity Escrow Account” is defined in Section 2.4.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 8.1 or 8.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 8.1 or 8.2, as the case may be, against whom such claim is asserted.

“Individual Owners” is defined in the Recitals.

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“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(a)        patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(b)        trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)        domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d)        any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e)        all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” is defined in Section 8.1.

“Material Adverse Effect” means any change in, or effect on, or any development or circumstance affecting, the operations or condition (financial or otherwise) of the Business, the Acquired Assets, the Assumed Liabilities or the Sellers which, when considered either individually or in the aggregate together with all other adverse changes, effects, developments or circumstances with respect to which such phrase is used in this Agreement, is, or would be reasonably expected to be, materially adverse to the operations or condition (financial or otherwise) of the Business, the Acquired Assets, the Assumed Liabilities or the Sellers.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any

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property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Most Recent Balance Sheet” is the audited balance sheet for the Purchased Business at December 31, 2007.

“Most Recent Balance Sheet Date” is December 31, 2007.

“Noncompetition Agreements” means the Non-Competition, Non-Solicitation and Non-Disclosure Agreement between the Buyer and Dan Gabbay, the Non-Competition, Non-Solicitation and Non-Disclosure Agreement between the Buyer and Yahya Gabbay, the Non-Competition, Non-Solicitation and Non-Disclosure Agreement between the Buyer and Shaun Gabbay, and the Non-Competition, Non-Solicitation and Non-Disclosure Agreement between the Buyer and Egal Gabbay substantially in the forms attached as Exhibit I-5.

“Note” is defined in Section 2.2.

“Offer Employees” is defined in Section 5.5.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (it being acknowledged and agreed that no such Liens are presently being contested), (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current use and operation of the Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal

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Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“PP&E” is defined in Section 2.6.

“Prime Rate” means the average of the U.S. prime rates of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal on Business Days included in the period during which the applicable interest accrued.

“Products” means any product manufactured, sold, leased, licensed, delivered or installed by a Seller.

“Purchase Price” is defined in Section 2.2.

“Purchased Business” means the portion of the Business consisting of the Acquired Assets and the Assumed Liabilities, and excluding the Retained Assets and the Excluded Liabilities.

“Real Property” is defined in Section 3.9.1.

“Referee” is defined in Section 2.5.4.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Assets” means the following assets, properties and rights:

(a)        the assets identified as Retained Assets on Appendix C;

(b)        All rights in, under and with respect to the assets, any administrative service contracts or funding arrangements associated with any Employee Plan other than a Transferred Plan;

(c)        All rights in and under Permits which are not Transferred Permits and insurance policies which are Transferred Policies (subject to the Buyer’s rights under Section 5.9);

(d)        All Contractual Obligations with respect to any right of any Person to acquire any capital stock or other direct or indirect ownership interest in any Seller;

(e)        All corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax and financial records

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(the originals of which will be delivered to the Buyer as part of the Acquired Assets to the extent related to the Acquired Assets) of the Sellers, and such other books and records as pertain only to the organization, existence, share capitalization or debt financing of the Sellers;

(f)         All rights of the Sellers under any Contractual Obligation other than Transferred Contracts, Transferred Leases, Transferred Permits, Transferred Plans, Transferred Insurance and any Contractual Obligation included in clauses (f), (g), (i), (k), (l), (m) and/or (n) of the definition of “Acquired Assets”;

(g)        All rights under the Settlement Agreement; and

(h)        All cash, cash equivalents, money market funds and mutual funds in the Sellers’ bank and other depository accounts, including all interest and dividends receivable with respect thereto.

“Retained Taxes” is defined in the definition of “Excluded Liabilities”.

“Seller Indemnified Person” is defined in Section 8.2.

“Sellers” is defined in the Preamble.

“Sellers’ Knowledge” is defined in Appendix B.

“Sellers’ Proposed Allocation”  is defined in Section 2.6.

“Sellers’ Representative”  means Shaun Gabbay, as representative for the Sellers.

“Sellers’ Third Party Appraisal” is defined in Section 2.6.

“Settlement Agreement”is defined on Appendix B.

“Subordinated Notes” is defined in Section 2.6.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Support Agreement” means a Support Agreement, dated the date of this Agreement, by each Individual Owner in favor of the Buyer, in the form attached hereto as Exhibit I-7.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any

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kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Claim” is defined in Section 8.4.1.

“Thomaston Lease” means the lease to be entered into between Atlantic Lakeside Properties, LLC and the Buyer with respect to the property located at 1201 Barnesville Street, Thomaston, Georgia 30286 substantially in the form of Exhibit I-4.

“Transaction Expenses” is defined in Section 5.2.

“Transferred Contracts” is defined in the definition of “Acquired Assets”.

“Transferred Insurance” is defined in the definition of “Acquired Assets”.

“Transferred Leases” is defined in the definition of “Acquired Assets”.

“Transferred Plans” is defined in the definition of “Acquired Assets”.

“Transferring Employees” is defined in Section 5.5.

“Treasury Regulations” means the regulations promulgated under the Code.

“Working Capital” means current assets of the Business (excluding any Retained Assets)  minus current liabilities of the Business (excluding any Excluded Liabilities), determined in accordance with the Accounting Principles.

“Working Capital Referee” is defined in Section 2.5.4.

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“Working Capital Target” is defined on Appendix B.

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